[Ropes & Gray LLP Letterhead]

May 22, 2006

Putnam High Yield Trust One Post Office Square Boston, Massachusetts 02109

Ladies and Gentlemen:

We have acted as counsel to Putnam High Yield Trust (“High Yield Trust”) in connection with the Registration Statement of High Yield Trust on Form N-14 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of High Yield Trust with Putnam Managed High Yield Trust (“Managed High Yield Trust”) and the issuance of shares of High Yield Trust in connection therewith (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization between High Yield Trust and Managed High Yield Trust (the “Agreement”).

We have examined High Yield Trust’s Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts, as well as High Yield Trust’s Bylaws, as amended, and are familiar with the actions taken by the Trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

May 22, 2006

1. High Yield Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. The Shares have been duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid, and nonassessable by High Yield Trust.

The foregoing opinions are limited to matters arising under the laws of The Commonwealth of Massachusetts.

High Yield Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for High Yield Trust’s obligations. However, High Yield Trust’s Agreement and Declaration of Trust disclaims shareholder liability for its acts or obligations and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate, or undertaking entered into or executed by High Yield Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of High Yield Trust for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder. Thus, the risk that a shareholder may incur financial loss on account of being a shareholder of High Yield Trust is limited to circumstances in which High Yield Trust itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Ropes & Gray LLP in the statement of additional information constituting a part thereof.

Very truly yours,

/s/ Ropes & Gray LLP Ropes & Gray LLP